Agreement, dated February 14, 1995, by and between GROW GROUP, INC., a New York corporation
          ("Grow"), and CORIMON, S.A.C.A., a Venezuelan corporation
          ("Corimon").

                                  WITNESSETH

                    WHEREAS, Grow, or its divisions or subsidiaries (the "Grow Entities"), and Corimon or its divisions, subsidiaries or affiliates (the "Corimon Entities"), have entered into or may hereafter enter into various agreements or letters of intent (collectively, the "Technology Agreements") providing for, among other things, (i) the licensing by certain Grow Entities to specified Corimon Entities of certain technology and know-how (the "Technology") to manufacture, use and sell specified products in designated territories and (ii) the granting of distribution rights to specified Corimon Entities with respect to certain specified products in designated territories.

                    NOW, THEREFORE, in consideration of Grow entering into two agreements with Corimon dated the date hereof, one of which relates to certain consents of Grow pursuant to, and an amendment of, a Standstill Agreement between Grow, Corimon and Corimon Corporation, a Delaware corporation, dated July 21, 1992, as amended, and the other of which amends in certain respects a Registration Rights Agreement between Grow and Corimon dated August 7, 1992, the parties hereto hereby agree as follows:

               1. Corimon hereby agrees on behalf of itself and the other Corimon Entities that notwithstanding any contrary or potentially contrary provisions in any of the Technology Agreements and notwithstanding any other verbal or written agreements heretofore made by or on behalf of any of the Grow Entities and any of the Corimon Entities, the Corimon Entities shall not (a) utilize any of the Technology outside the territory specified in the applicable Technology Agreement, (b) manufacture, sell or distribute outside such specified territory any products which utilize such Technology, (c) disclose such Technology to any persons not directly engaged in the manufacture of products using such Technology in the specified territory, and (d) in any way transfer, assign or disclose the Technology to Standard Brands Paint Company ("Standard Brands") or in any way permit Standard Brands to use the Technology.

               2.   The foregoing obligations shall apply
                    notwithstanding any liquidation, merger, reorganization, or other corporate action which might cause Corimon or any other Corimon Entity to become part of a) any corporation or other organization which includes the assets or business of what is now or hereafter the Standard Brands or b) any other paint company located in the United States or in any other jurisdiction throughout the world.


                    IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the date first written above.

                                        GROW GROUP, INC.

                                        By: /s/ Russell Banks
                                           Russell Banks

                                        CORIMON, S.A.C.A.

                                        By:/s/ Arthur W. Broslat
                                           Arthur W. Broslat,
                                           Director-Chief Financial
                                           Officer

                                        By:/s/ Gustavo Mata-Borgas
                                           Gustavo Mata-Borgas,
                                           Director-General Counsel